For further information contact:
Craig Montanaro	James S. Vaccaro
President and Chief Operating Officer	Chairman, President and CEO
Kearny Financial Corp.	Central Jersey Bancorp
(973) 244-4510	(732) 663-4040

KEARNY FINANCIAL CORP. AND CENTRAL JERSEY BANCORP
ANNOUNCE RECEIPT OF OTS APPROVAL OF MERGER

Fairfield, New Jersey and Oakhurst, New Jersey, October 22, 2010 - Kearny Financial Corp.  (NASDAQ GS: KRNY) (“Kearny”), the holding company for Kearny Federal Savings Bank, and Central Jersey Bancorp (NASDAQ GM: CJBK) (“Central Jersey”), the holding company for Central Jersey Bank, N. A., jointly announced that Kearny had received the required regulatory approval from the Office of Thrift Supervision to complete its acquisition of Central Jersey pursuant to the terms of the Agreement and Plan of Merger entered into by the parties on May 25, 2010.  The Agreement and Plan of Merger was approved by the shareholders of Central Jersey on September 14, 2010.  Kearny and Central Jersey anticipate that the merger will close in the fourth quarter of 2010.

About Kearny

Kearny Financial Corp. is the parent company of Kearny Federal Savings Bank, a federally chartered savings bank.  Kearny operates from its administrative headquarters in Fairfield, New Jersey, and 27 retail branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Essex, Union and Ocean Counties, New Jersey.  At June 30, 2010, Kearny Financial Corp. had total assets, deposits and stockholders’ equity of $2.34 billion, $1.62 billion and $485.9 million, respectively.  Shares of Kearny Financial Corp. trade on the Nasdaq Global Select Market under the symbol “KRNY.”

About Central Jersey

Central Jersey Bancorp is the holding company and sole shareholder of Central Jersey Bank, N.A.  Central Jersey Bank, N.A. and provides a full range of banking services to both individual and business customers through 13 branch facilities located in Monmouth and Ocean Counties, New Jersey.  Central Jersey Bancorp is traded on the NASDAQ Global Market under the trading symbol “CJBK.”  Central Jersey Bank, N.A. can be accessed through the internet at www.CJBNA.com.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning Central Jersey and Kearny.  We caution that such statements are subject to a number of uncertainties and readers should not place undue reliance on any forward-looking statements. Central Jersey and Kearny do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.